Exhibit 3.5

CERTIFICATE OF FORMATION

OF

BNG AMERICA LLC

First: The name of the limited liability company is BNG America LLC.

Second: The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101 in the City of Dover. The name of its registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 11th day of November, 2005.

By:	/s/ Jonathan P. Carter
(Authorized Person)
Name:	Jonathan P. Carter